BioSpecifics Technologies Corp. Reports First Quarter 2016 Financial Results

LYNBROOK, NY – May 10, 2016 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase based-therapies with a first in class collagenase-based product collagenase clostridium histolyticum, or CCH, marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced its financial results for the first quarter ended March 31, 2016 and provided a corporate update.

"We are pleased to see that our partner Endo is committed to both the commercial XIAFLEX franchise and accelerated development in potential future indications. Their commitment to the CCH pipeline is demonstrated by the initiation of a Phase 2b study for cellulite in February and their plans to start clinical trials in four additional promising indications in the second half of this year,” said Thomas L. Wegman, president of BioSpecifics. “We look forward to reporting top-line data from our Phase 2 placebo-controlled opt-in trial for human lipoma in June 2016 and starting a clinical trial in uterine fibroids in the second half of this year.”

First Quarter 2016 Financial Results

BioSpecifics reported net income of $2.8 million for the first quarter ended March 31, 2016, or $0.40 per basic share and $0.39 per share on a fully diluted basis, compared to net income of $2.3 million, or $0.35 per basic share and $0.32 per share on a fully diluted basis, for the same period in 2015.

Total revenue for the first quarter ended March 31, 2016 was $6.6 million, compared to $5.6 million for the same period in 2015.

Royalty and mark-up on cost of goods sold revenues recognized under BioSpecifics' agreement with Endo International plc (Endo) for the first quarter ended March 31, 2016 were $6.6 million, compared to $5.6 million for the same period in 2015. The increase in royalty and mark-up on cost of goods sold revenue was due to the increased sales of XIAFLEX reported to BioSpecifics by its partner Endo and recognized by BioSpecifics with a one quarter lag.

Licensing revenue consists of licensing fees, sublicensing fees and milestone payments. Licensing revenue recognized for both the first quarter ended March 31, 2016 and the first quarter ended March 31, 2015 was approximately $12,000.

Research and development expenses for both the first quarter ended March 31, 2016 and the first quarter ended March 31, 2015 were $0.2 million.

General and administrative expenses for the first quarter ended March 31, 2016 were $2.2 million, compared to $1.8 million for the same period in 2015.

Provision for income taxes for the first quarter ended March 31, 2016 were $1.4 million, compared to $1.3 million for the same period in 2015.

As of March 31, 2016, BioSpecifics had cash and cash equivalents and investments of $44.3 million, compared to $37.1 million as of December 31, 2015. This includes a lump-sum payment of $8.25 million received from Endo in February in connection with the amendment to BioSpecifics’ agreement with Endo.

XIAFLEX Commercial Highlights

On May 5, 2016, Endo reported commercial highlights for the first quarter of 2016 (Endo’s first quarter 2016 XIAFLEX net sales are reported in BioSpecifics’ second quarter 2016 financials). For the first quarter of 2016, demand vials were approximately 7,378 for Peyronie’s disease and 6,634 for Dupuytren’s contracture, equaling overall demand vials of approximately 14,012, a 17% increase over pro forma first quarter 2015.

For the first quarter of 2016, Endo reported that U.S. net revenues were $44.0 million, a 21% increase over the $36.4 million in pro forma U.S. revenues in the first quarter 2015. Ex-U.S. net revenues were $4.9 million, an 87% increase over the $2.6 million of pro forma revenues in the first quarter 2015.

Endo reported new initiatives to drive future growth of the product for both marketed indications. Endo is seeking to broaden its active injector base and has improved targeting to reach the most appropriate physicians. Endo is working to improve convenience of physicians through its reimbursement support initiatives and product savings program.

CCH Pipeline Updates and Anticipated Upcoming Milestones

BioSpecifics manages the development of CCH for human lipomas and uterine fibroids, and initiates the development of CCH in new potential indications, not licensed by Endo. In addition to Dupuytren’s contracture and Peyronie’s disease, Endo’s licensed rights include adhesive capsulitis, cellulite, canine lipoma, lateral hip fat and plantar fibromatosis. Endo has also discussed the potential expansion into currently un-licensed indications including uterine fibroids, human lipoma, capsular contracture of the breast, Dercum’s disease, knee arthrofibrosis, urethral strictures, hypertrophic scars and keloids.

•	In February 2016, Endo announced the initiation of a Phase 2b study of CCH for the treatment of cellulite.
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BioSpecifics expects to report Phase 2 top-line results for its trial of CCH in human lipoma in June of 2016. The study is an opt-in study and Endo will have the opportunity to expand the field of its license to include this indication based on a full analysis of the final data from this study.

•	BioSpecifics expects to initiate a clinical trial of CCH in uterine fibroids in the second half of 2016.
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Endo plans to initiate clinical trials in four licensed indications in the second half of 2016. In the third quarter of 2016, Endo plans to initiate a Phase 2b trial in adhesive capsulitis and a Phase 2 trial in plantar fibromatosis and in the fourth quarter of 2016, a Phase 2 trial in lateral hip fat and a registration trial in Dupuytren’s nodules.

Webcast and Conference Call

BioSpecifics will host a conference call today at 8:30 a.m. ET to discuss these first quarter 2016 results. In order to participate in the conference call, please dial 1-866-364-3867 (domestic) or 1-412-902-4213 (international). The live webcast can be accessed under “Events and Presentation” in the “Investors” section of the Company’s website at www.biospecifics.com or you may use the link: https://www.webcaster4.com/Webcast/Page/967/14868.

A replay of the call will be available one hour after the end of the conference until 8:30 a.m. ET on May 17, 2016. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10085306. The archived webcast will be available for ninety days in the Investors section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and also for Peyronie's disease in Europe. Endo has the following partnerships outside the U.S. for these two indications: Swedish Orphan Biovitrum AB (Sobi) has marketing rights for Xiapex® (the European tradename for XIAFLEX) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. (Actelion) has marketing rights in Canada and Australia and Asahi Kasei Pharma Corporation (Asahi) has marketing rights in Japan. Sobi is currently selling Xiapex in Europe for the treatment of Dupuytren’s contracture and Peyronie’s disease. Asahi has received regulatory approval and is currently selling XIAFLEX for the treatment of Dupuytren’s contracture in Japan. Actelion has received regulatory approval for and is currently selling XIAFLEX in Canada and Australia for the treatment of Dupuytren’s contracture. The XIAFLEX development pipeline includes several additional promising indications. Endo is currently managing the development of cellulite, adhesive capsulitis, canine lipoma, lateral hip fat and plantar fibromatosis. BioSpecifics is currently managing the clinical development of human lipoma and plans to initiate clinical development of uterine fibroids in the second half of 2016. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This earnings release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the company’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements.” The forward-looking statements in this earnings release include statements concerning, among other things, the timing of initiation of a clinical trial of CCH in uterine fibroids; the timing to report Phase 2 top-line results for BioSpecifics’ ongoing trial of CCH in human lipoma; Endo’s willingness to expand the field of its license to include the human lipoma indication based on an analysis of the final data from the study; Endo’s interest in new, unlicensed indications, including uterine fibroids, human lipoma, capsular contracture of the breast, Dercum’s disease, knee arthrofibrosis, urethral strictures, hypertrophic scars and keloids; the success and outcome of Endo’s initiatives to drive future growth of XIAFLEX; the initiation by Endo of clinical trials in four indications in 2016 and the timing of the initiation of such trials. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “plan”, “may,” “will,” “can,” and “could,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events and various assumptions. There can be no assurance that BioSpecifics will realize its expectations or that BioSpecifics’ beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Pharmaceuticals Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma, canine lipoma, uterine fibroids, plantar fibromatosis and lateral hip fat all of which will determine the amount of milestone, royalty, mark-up on cost of goods sold, license and sublicense income BioSpecifics may receive; the potential of CCH to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this earnings release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this earnings release and, except as may be required by law, BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Condensed Consolidated Income Statement
(Unaudited)

	Three months ended
	March 31,
	2016	2015
Revenues:
Royalties	$6,555,647	$5,594,109
Licensing revenue	12,344	12,345
Total Revenues	6,567,991	5,606,454

Costs and expenses:
Research and development	248,500	239,465
General and administrative	2,164,333	1,803,122
Total costs and expenses	2,412,833	2,042,587

Operating income	4,155,158	3,563,867

Other income:
Interest income	52,703	13,720
Other, net	21,358	4,633
	74,061	18,353

Income before income tax expense	4,229,219	3,582,220
Provision for income tax expense	(1,400,095)	(1,251,320)

Net income	$2,829,124	$2,330,900

Earnings per share:
Basic	$0.40	$0.35
Diluted	$0.39	$0.32

Shares used in calculation of earnings per share:
Basic	7,011,664	6,739,047
Diluted	7,274,966	7,218,033

BioSpecifics Technologies Corp.
Selected Condensed Consolidated Balance Sheet Data

	(Unaudited)
	March 31,	December 31,
	2016	2015(1)
Cash and cash equivalents	$9,514,493	$5,137,875
Investments	34,748,542	31,944,083
Accounts and income tax receivable	4,715,997	3,464,763
Deferred tax assets	3,442,257	622,972
Working capital	45,978,562	37,530,357
Total assets	56,754,762	45,698,113
Long-term liabilities	6,971,774	49,379
Total stockholders' equity	47,602,463	44,810,209

(1) The selected consolidated balance sheet information for the year ended December 31, 2015 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements